 Exhibit 99.1

Socket Mobile Reports Third Quarter 2022 Results

FREMONT, Calif., – October 27, 2022 – Socket Mobile, Inc. (NASDAQ: SCKT), a leading provider of data capture and delivery solutions for enhanced workplace productivity, today reported financial results that are determined in accordance with generally accepted accounting principles in the United States (“GAAP”) for the three and nine months ended September 30, 2022.

Third Quarter 2022 Financial Highlights:

•	Revenue of $3.7 million versus $6.3 million for the prior-year quarter and $6.0 million for the preceding quarter.

•	Gross margin of 44.4% versus 54.2% in the prior-year quarter and 50.2% in the preceding quarter.

•	Operating expenses of $2.6 million versus $2.5 million in the prior-year quarter and $2.8 million in the preceding quarter.

•	GAAP net loss of $874,000 versus net income of $644,000 in the prior-year quarter and net income of $104,000 in the preceding quarter.

“Demand in Q3 was weaker than expected driven by ongoing market uncertainty. In Q3, the sales from our distribution partners to end users were $4.8 million, almost 30% higher than our reported revenue of $3.7 million. Our distributor partners reduced their inventories which increased in the first half of 2022. We are confident the sales from our distribution partners to end users better reflect the underlying demand in our business. Our gross margins were impacted by the allocation of manufacturing overhead costs across lower production volumes. We managed liquidity and expenses tightly during the quarter while continuing to invest in critical projects,” said Kevin Mills, President, and Chief Executive Officer.

“This quarter’s results speak to Socket’s Mobile’s continuous efforts to innovate and advance new opportunities. The company recently announced the launch of our new linear barcode and QR code readers, SocketScan S820, DuraScan D820, and DuraSled DS820. These new 1D/2D barcode scanner models will meet the needs of users within various industries who wish to get ahead of the transition from 1D to 2D barcode scanning. The new models enable a different level of transparency and versatility for users by providing the capabilities to support services like QR code payments and loyalty, digital identification verification, and real-time supply chain tracking. Socket Mobile also announced that our CaptureSDK and entire line of barcode scanners and NFC readers/writers achieved full compatibility with iOS 16. iOS 16 compatibility across the entire Socket Mobile product line ensures that Apple users can maximize the performance of both their Socket Mobile data reader and Bluetooth-paired Apple device. Socket Mobile CaptureSDK has been integrated into thousands of applications across a variety of industries, helping create easy-to-use software tools for optimal performance and efficiency.

“We expect the current environment to continue through at least the remainder of the year and will adjust accordingly. Our team remains focused on delivering on our commitments and investing for the future. We look forward to returning to steady growth.” concluded Mills.

Keep up with overall trends, announcements, and educational content surrounding the data capture industry with our News and Updates page (https://www.socketmobile.com/knowledge-center/news-updates/?utm_source=newsletter&utm_medium=email&utm_campaign=Q3_earnings&utm_content=knowledge_center).

Conference Call

Management of Socket Mobile will hold a conference call and webcast today at 2 P.M. Pacific (5 P.M. Eastern) to discuss the quarterly results and outlook for the future. The dial-in number to access the call is (866) 374-5140 passcode 61109888#. A live and replay audio webcast of the conference call can be accessed through a link https://onlinexperiences.com/Launch/QReg/ShowUUID=C1235CA2-91ED-408A-97C1-A83893926F4A&LangLocaleID=1033

About Socket Mobile, Inc.

Socket Mobile is a leading provider of data capture and delivery solutions for enhanced productivity in workforce mobilization. Socket Mobile’s revenue is primarily driven by the deployment of third-party barcode-enabled mobile applications that integrate Socket Mobile’s cordless barcode scanners and contactless readers/writers. Mobile Applications servicing the specialty retailer, field service, transportation, and manufacturing markets are the primary revenue drivers. Socket Mobile has a network of thousands of developers who use its software developer tools to add sophisticated data capture to their mobile applications. Socket Mobile is headquartered in Fremont, Calif., and can be reached at +1-510-933-3000 or www.socketmobile.com.  Follow Socket Mobile on LinkedIn, Twitter @socketmobile, and on our News and Updates page (https://www.socketmobile.com/knowledge-center/news-updates/?utm_source=newsletter&utm_medium=email&utm_campaign=Q3_earnings&utm_content=knowledge_center).

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements include, but are not limited to, statements regarding new mobile computer and data collection products, including details on the timing, distribution, and market acceptance of the products, and statements predicting trends, sales, market conditions, and opportunities in the markets in which we sell our products. Such statements involve risks and uncertainties, and actual results could differ materially from the results anticipated in such forward-looking statements as a result of a number of factors, including, but not limited to, the risk that our new products may be delayed or not rollout as predicted, if ever, due to technological, market, or financial factors, including the availability of necessary working capital, the risk that market acceptance and sales opportunities may not happen as anticipated, the risk that our application partners and current distribution channels may choose not to distribute the new products or may not be successful in doing so, the risk that acceptance of our new products in vertical application markets may not happen as anticipated, and other risks described in our most recent Form 10-K and 10-Q reports filed with the Securities and Exchange Commission.

Socket Mobile Investor Contact:
Lynn Zhao
Chief Financial Officer
510-933-3016
lynn@socketmobile.com

Socket is a registered trademark of Socket Mobile. All other trademarks and trade names contained herein may be those of their respective owners.

© 2022, Socket Mobile, Inc. All rights reserved.

– Financial tables to follow –

Socket Mobile, Inc.

Condensed Summary Statements of Operations (Unaudited)

(Amounts in thousands except per share amounts)

	Three months ended Sept 30,		Nine months ended Sept 30,
	2022	2021	2022	2021
Revenue	$3,728	$6,319	$16,067	$17,085
Cost of revenue	2,073	2,896	8,249	7,833
Gross margin	1,655	3,423	7,818	9,252
Gross margin percent	44.4%	54.2%	48.7%	54.2%
Research & development	1,096	1,014	3,271	2,918
Sales & marketing	865	788	2,729	2,182
General & administrative	641	667	2,112	2,142
Total operating expenses	2,602	2,469	8,112	7,242
Operating income (loss)	(947)	954	(294)	2,010
Other income	—	—	—	10
Interest expense, net	(43)	(50)	(134)	(150)
Income tax benefit (expense)	116	(260)	—	1,604
Net income (loss)	$(874)	$644	$(428)	$3,474
Net income (loss) per share:
Basic	$(0.11)	$0.08	$(0.05)	$0.46
Fully diluted	$(0.11)	$0.07	$(0.05)	$0.37
Weighted average shares outstanding: Basic Fully diluted	7,153 7,153	7,163 8,939	7,202 7,202	6,928 8,932

Socket Mobile, Inc.

Condensed Summary Balance Sheets

(Amounts in Thousands)

	(Unaudited) Sept 30, 2022	December 31, 2021*
Cash	$4,237	$6,096
Accounts receivable	1,812	2,576
Inventories	6,150	5,155
Deferred costs on shipments to distributors Other current assets	206 576	159 395
Property and equipment, net	1,532	1,069
Deferred tax assets	7,961	7,960
Intangible assets, net	1,737	1,814
Operating leases right-of-use assets	3,674	211
Other long-term assets	312	140
Total assets	$28,197	$25,575
Accounts payable and accrued liabilities	$2,479	$2,862
Bank non-formula loan	250	625
Subordinated convertible notes payable, net of discount	146	144
Subordinated convertible notes payable, net of discount-related party	1,223	1,201
Deferred revenue on shipments to distributors	524	407
Deferred service revenue	38	32
Operating lease liabilities	3,841	258
Total liabilities	8,501	5,529
Common stock	66,878	66,147
Accumulated deficit	(46,528)	(46,101)
Treasury stock	(654)	—
Total equity	19,696	20,046
Total liabilities and equity	$28,197	$25,575

*Derived from audited financial statements.

# # #